UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

CYCLACEL PHARMACEUTICALS, INC.

(Name of Registrant as Specified in its Charter)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Cyclacel Pharmaceuticals, Inc.
Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia

NOTICE OF ACTION TAKEN BY WRITTEN CONSENT OF THE HOLDERS OF A

MAJORITY OF THE VOTING POWER OF OUR CAPITAL STOCK

To Our Stockholders:

This information statement (the “Information Statement”) is first being furnished by Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”, “we”, “us”, “our”, or “Cyclacel”) on or about May 23, 2025 to the holders of record of the outstanding common stock of the Company, $0.001 par value per share (the “Common Stock”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to actions taken by written consent in lieu of a meeting, on May 12, 2025 (the “Written Consent”) by the stockholder owning a majority of shares of Common Stock issued and outstanding (the “Majority Consenting Stockholder”) of the Company.

The Written Consent constitutes the consent of the Majority Consenting Stockholder and is sufficient under the General Corporation Law of the State of Delaware and our bylaws, as amended (the “Bylaws”) to approve the actions described herein. Accordingly, they are not presently being submitted to our other stockholders for a vote. Pursuant to Rule 14c-2 under the Exchange Act, the actions described herein will not be implemented until a date at least 20 days after the date on which this Information Statement has been first mailed to the stockholders.

The Written Consent authorized the Company’s board of directors (the “Board”) to amend the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split of all outstanding shares of Common Stock, by a ratio that will not be less than one-for-three (1:3) or exceed a ratio of one-for-hundred (1:100) (the “Approved Split Ratios”), to be determined in the Board’s sole discretion.

As described in this Information Statement, the foregoing actions were approved by the Majority Consenting Stockholder by Written Consent and subsequently approved unanimously by the Board.

The cost of furnishing this Information Statement will be borne by the Company. The Company may request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. This Information Statement will be first distributed to you on or about May 23, 2025.

Please note that the number of votes already received from the Majority Consenting Stockholder is sufficient to satisfy the stockholder vote requirement for this action under Delaware law and our certificate of incorporation, as amended, and consequently no additional votes will be needed to approve the actions.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

No action is required by you. The accompanying Information Statement is being furnished only to inform our stockholders of the action taken by written consent described above before the Reverse Stock Split and the Reverse Stock Split Amendment take effect in accordance with Rule 14c-2, promulgated under the Securities Exchange Act of 1934, as amended.

This Information Statement is being mailed to you on or about May 23, 2025. The effective date of the Information Statement will be no earlier than June 12, 2025, or thereafter as our board of directors determines to effect it in accordance with applicable law, including the General Corporation Law of the State of Delaware (“DGCL”).

May 23, 2025	By Order of the Board of Directors,

/s/ Datuk Dr. Doris Wong Sing Ee
Datuk Dr. Doris Wong Sing Ee
Chief Executive Officer and Executive Director

Cyclacel Pharmaceuticals, Inc.
Level 10, Tower 11, Avenue 5, No. 8

Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER

This Information Statement is being sent by mail to all record and beneficial owners of the common stock, $0.001 par value, and Preferred Stock, $0.001 of Cyclacel Pharmaceuticals, Inc., a Delaware corporation, which we refer to herein as “Cyclacel,” “the Company,” “we,” “our” or “us.” The mailing date of this Information Statement is on or about May 23, 2025. The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of actions we are taking pursuant to a written consent executed by stockholders representing a majority of the voting power of our capital stock in lieu of a meeting of stockholders.

On May 12, 2025, the record date for determining the identity of stockholders who are entitled to receive this Information Statement, we had issued and outstanding (i) 22,272,346 shares of common stock, (ii) 135,273 shares of our 6% Convertible Exchangeable Preferred Stock, par value $0.001 per share, and (iii) 264 shares of our Series A Convertible Preferred Stock, par value $0.001 per share.

Only our shares of common stock are Cyclacel voting securities. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

No vote or other consent of our stockholders is solicited in connection with this information statement. We are not asking you for a proxy and you are requested not to send us a proxy.

Our board of directors has approved to amend the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split of all issued and outstanding shares of Common Stock, by a ratio that will not be less than a ratio of one-for-three (1:3) or exceed a ratio of one-for-hundred (1:100) (the “Approved Split Ratios”), to be determined in the Board’s sole discretion (the “Reverse Stock Split”). No other corporate actions to be taken by written consent were considered. The form of the proposed amendment to the Certificate of Incorporation (the “Reverse Stock Split Amendment”) is attached to this proxy statement as Appendix A.

As of May 12, 2025, a stockholder who beneficially holds 12,164,301 shares of common stock (the “Majority Consenting Stockholder”) representing approximately 54.6% of the voting power of our outstanding voting securities as of May 12, 2025 (the “Record Date”), executed and delivered to the board of directors a written consent approving the Reverse Stock Split and the Reverse Stock Split Amendment.

Because the action was approved by the written consent of the Majority Consenting Stockholder holding a majority of our outstanding voting securities, no proxies are being solicited with this Information Statement. We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken. In addition, pursuant to the laws of the State of Delaware, the action to be taken by majority written consent in lieu of a special stockholder meeting does not create appraisal or dissenters’ rights.

The Board believes that the stockholders of the Company will benefit from the Reverse Stock Split because it believes that such Reverse Stock Split could be a catalyst for an increase in the stock price of the Common Stock, which in turn could increase the marketability and liquidity of the Company’s Common Stock, as well as increase the profile of the Company for private investment, acquisitions and other future opportunities that become available to the Company.

Accordingly, it is the Board’s opinion that the Reverse Stock Split and the Reverse Stock Split Amendment, would better position the Company to attract potential business candidates and provide the stockholders a greater potential return.

Our board of directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner. Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until at least 20 days after the mailing date of this definitive Information Statement. We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

FORWARD-LOOKING INFORMATION

This Information Statement and other reports that we file with the SEC contain certain forward-looking statements relating to future events. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed elsewhere herein. Although forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

OUTSTANDING VOTING SECURITIES AND CONSENTING STOCKHOLDERS

On May 12, 2025, the Majority Consenting Stockholder who beneficially owned 12,164,301 shares of common stock (representing approximately 54.6% of the total voting power) executed and delivered to the board of directors a written consent approving (i) the Reverse Stock Split and (ii) the Reverse Stock Split Amendment, a form of which is attached hereto as Appendix A. Because the actions were approved by a stockholder who owns a majority of our outstanding voting power, no proxies are being solicited with this Information Statement. No consideration was paid for the consent.

As of the date of the consent by the Majority Consenting Stockholder, Cyclacel had issued and outstanding approximately 22,272,346 shares of common stock, which represent the voting securities of Cyclacel. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. All shares of our common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share entitles the holder thereof to (i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (ii) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (iii) to participate pro rata in any distribution of assets available for distribution upon liquidation after the payment of all debts and other liabilities. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. The common stock is not subject to redemption and carries no subscription or conversion rights.

The General Corporation Law of the State of Delaware (“DGCL”) provides in substance that unless a company’s certificate of incorporation provides otherwise, stockholders may take any action without a meeting of stockholders, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize and take such action at a meeting at which all shares entitled to vote thereon were present voted.

Our board of directors and the Majority Consenting Stockholder have therefore approved (i) the Reverse Stock Split and (ii) the Reverse Stock Split Amendment, a form of which is attached hereto as Appendix A.

Following 20 days after the furnishing of this Information Statement to stockholders, our board of directors will have the authority, in its sole discretion, without further action by our stockholders, to effect the Reverse Stock Split and the Reverse Stock Split Amendment.

REVERSE SPLIT

On May 12, 2025, the Company’s Board of directors unanimously approved the Reverse Stock Split of the issued and outstanding shares of Common Stock, including shares of Common Stock reserved for issuance, at a ratio of any whole number within the Approved Split Ratios, with such ratio, time and date to be determined by the Company’s Board of directors and the Reverse Stock Split Amendment (collectively, the “Corporate Action”).

The Corporate Action, which provides for the implementation of the Reverse Stock Split, was based upon and approved by the Majority Consenting Stockholder.

Material Terms of the Reverse Stock Split

As of May 12, 2025, the Record Date, the Company has 22,272,346 issued and outstanding shares of Common Stock, which does not include shares of Common Stock reserved for issuance underlying certain derivative securities. The Majority Consenting Stockholder owns, in the aggregate, approximately 54.6% of the total voting power of all issued and outstanding voting shares of the Company.

The Reverse Stock Split will become effective at the time specified in the Reverse Stock Split Amendment, if and when filed with the Secretary of State of the State of Delaware. The exact ratio of the Reverse Stock Split, within the Approved Split Ratios, will not be less than a ratio of one-for-three (1:3) or exceed a ratio of one-for-hundred (1:100) range, would be determined by the Board in its sole discretion, and publicly announced by the Company prior to filing the Reverse Stock Split Amendment. In determining the appropriate ratio for the Reverse Stock Split, our Board will consider, among other things, factors such as:

●	the minimum price per share requirements of The Nasdaq Capital Market;

●	the historical trading price and trading volume of our Common Stock;

●	the number of shares of our Common Stock outstanding and anticipated equity financing transactions in the future;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

●	business developments affecting us; and

●	prevailing general market and economic conditions.

Our board of directors believes that the Reverse Stock Split and the Reverse Stock Split Amendment, will affect all holders of shares of Common Stock and holders of derivative securities equally. The Company believes that if implemented, the Reverse Stock Split and the Reverse Stock Split Amendment, will benefit all stockholders, as without the Reverse Stock Split and the Reverse Stock Split Amendment, the Company may have difficulties maintaining compliance with the listing requirements of Nasdaq.

However, the reduction in the number of issued and outstanding shares of Common Stock following implementation of the Reverse Stock Split and the Reverse Stock Split Amendment, if implemented, could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Stock Split will result in a proportionate increase or, for that matter, any increase in the price of the shares of Common Stock on Nasdaq.

Any new shares issued following the effective date (the “Effective Date”) of the Reverse Stock Split will be fully-paid and non-assessable shares. On the Effective Date of the Reverse Stock Split, the number of stockholders will remain unchanged because those stockholders who would otherwise only be entitled to receive a fractional share will receive a number of shares rounded up to the next whole number.

The Reverse Stock Split and the Reverse Stock Split Amendment will not change the number of authorized shares of Common Stock, which will continue to be six hundred million (600,000,000) shares of Common Stock, or the par value of our Common Stock, which will continue to be $0.001 per share. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Stock Split and the Reverse Stock Split Amendment, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Stock Split will not affect our total stockholders’ equity. All share and per share information will be retroactively adjusted to reflect the Reverse Stock Split for all periods presented in our future financial reports and regulatory filings.

On May 22, 2025, the trading date immediately preceding the filing of the Definitive Information Statement on Schedule 14C, the closing price of our shares on Nasdaq was $[___] and the total market value was approximately $____ based on approximately 22,272,346 issued and outstanding shares of Common Stock.

Rationale for the Reverse Stock Split and the Reverse Stock Split Amendment

Our Board authorized the Reverse Stock Split of our Common Stock and the Reverse Stock Split Amendment, in the event we may be required to increase the price of our Common Stock in order to meet the price criteria for continued listing on Nasdaq. Our Common Stock is publicly traded and listed on Nasdaq under the symbol “CYCC.” Our Board believes that, in addition to increasing the price of our Common Stock, the Reverse Stock Split would make our Common Stock more attractive to a broader range of institutional and other investors. Accordingly, for these and other reasons discussed below, we believe that if implemented, the Reverse Stock Split would be in the Company’s and our stockholders’ best interests.

Our stockholders should understand that as of the date of the Definitive Information Statement, our Board has not determined whether it will implement a Reverse Stock Split, the exact ratio of the Reverse Stock Split among the Approved Split Ratios or the date that the Reverse Stock Split may be implemented.

Our Board of directors believes that the Reverse Stock Split will affect all holders of shares of Common Stock and holders of derivative securities equally. The Company believes that the Reverse Stock Split if implemented, will benefit all stockholders, as without the Reverse Stock Split, the Company may have difficulties maintaining compliance with the listing requirements of Nasdaq.

While the Reverse Stock Split and the Reverse Stock Split Amendment, will not increase the total market value of our Common Stock, our Board of directors believes that the increase in the price of our shares of Common Stock, which increase may not necessarily be sustained, should make our shares of Common Stock more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock, and allow us to maintain compliance with Nasdaq’s $1.00 minimum bid price requirement.

In addition, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups, or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock was higher. This difference in transaction costs may also limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares of Common Stock also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split and the Reverse Stock Split Amendment, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Company’s aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Stock Split and the Reverse Stock Split Amendment is proportionately less than the decrease in the number of shares of Common Stock outstanding.

We ultimately cannot predict whether, and to what extent, the Reverse Stock Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the profitability of our business operations.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Stock Split and the Reverse Stock Split Amendment would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that the Reverse Stock Split and the Reverse Stock Split Amendment, would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our board of directors believes that the potential positive effects of the Reverse Stock Split may outweigh the potential disadvantages. In making this determination, our Board of directors will take into account various negative factors, including: (i) the negative perception of Reverse Stock Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Stock Split. The effect of the Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Stock Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

Our board of directors will consider the foregoing factors, in determining whether to implement the Reverse Stock Split in our best interests and that of our stockholders.

Reservation of Right to Abandon the Proposed Reverse Split Amendment to our Certificate

Our board of directors reserves the right not to file the Reverse Split Amendment to our Certificate without further action by our stockholders at any time before the effectiveness of the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, even with the authority to effect the Reverse Stock Split Amendment as approved by the Majority Consenting Stockholder. Our board of directors is authorized to delay, not proceed with, and abandon, the proposed Reverse Stock Split Amendment if it should so decide, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

Effects of the Reverse Stock Split and the Reverse Stock Split Amendment

After the filing of the Definitive Information Statement on Schedule 14C and in the event of the final determination by our Board of directors of the ratio of the Reverse Stock Split among the Approved Split Ratios, which is expected to be any whole number in the range of will not be less than a ratio of one-for-three (1:3) or exceed a ratio of one-for-hundred (1:100), the Company will file a Certificate of Amendment to our Certificate of Incorporation with the State of Delaware substantially in the form of Exhibit A to this Information Statement and submit a Corporate Event Notification Form to Nasdaq and take the appropriate actions in order to comply with Nasdaq Rule 5250(e)(7).

Except for the number of shares of Common Stock issued and outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Stock Split and the Reverse Stock Split Amendment would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Stock Split and the Reverse Stock Split Amendment.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed Reverse Stock Split would not affect the registration of our Common Stock under the Exchange Act.

After the Effective Date of the Reverse Stock Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the final ratio determined by our board of directors among the Approved Split Ratios. However, a Reverse Stock Split would affect all stockholders equally and will not affect any stockholder’s percentage ownership of the Company, except for the immaterial result that the Reverse Stock Split may involve in the rounding up or down of any fractional shares to the next whole in such a manner as described in the Reverse Stock Split Amendment. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Stock Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Stock Split.

Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects.

Upon the Effective Date of the Reverse Stock Split and the Reverse Stock Split Amendment, the Company will continue to have 600,000,000 shares of Common Stock authorized. The ultimate determination of our board of directors on the ratio of the Reverse Stock Split shall be based upon, among other factors, the prevailing market price of the Company’s shares of Common Stock during the period prior to the Reverse Stock Split determination. After the Reverse Stock Split is implemented, there will be available, in any event, a significant number of authorized but unissued shares of Common Stock available for issuance from time to time for business purposes as reasonably determined by our board of directors, including for use in capital-raising transactions and acquisitions, among other purposes, consistent with our business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our board of directors or contemplating a tender offer or other transaction for the combination of our Company with another company), we are not proposing the Reverse Stock Split and the Reverse Stock Split Amendment in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our board of directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company.

We believe that the availability of the additional shares will provide us with the flexibility to pursue potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions using shares of Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Stock Split and the Reverse Stock Split Amendment could also be used by the Company’s management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company.

For example, without further stockholder approval, our board of directors could authorize the issuance and sale of shares of Common Stock in one or more private transactions to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Stock Split and the Reverse Stock Split Amendment was based upon business and financial considerations that we consider reasonable and necessary as of the Record Date, as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Company.

Fairness of the Process

Our board of directors did not obtain a report, opinion or appraisal from an appraiser or financial advisor with respect to the Reverse Stock Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. Our board of directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Company’s available cash resources and concluded that our board of directors could adequately establish the fairness of the Reverse Stock Split without the engagement of third parties.

No Appraisal Rights

No appraisal rights are available under the General Corporation Law of the State of Delaware or under our Certificate, or our Amended and Restated Bylaws, as amended, with respect to the Reverse Stock Split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of a Reverse Stock Split to stockholders. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date of this filing, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below.

We have not sought and will not seek an opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary is limited to stockholders that are U.S. holders, as defined below, and that hold our common stock as a capital asset (generally, property held for investment).

This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the U.S., insurance companies, persons holding shares of our common stock as part of a hedging, integrated or conversion transaction or a straddle or persons deemed to sell shares of our common stock under the constructive sale provisions of the Code, persons that hold more than 5% of our common stock, persons that hold our common stock in an individual retirement account, 401(k) plan or similar tax-favored account or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities.

This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences. This summary also does not address any U.S. federal income tax considerations relating to any other transaction other than the Reverse Stock Split.

For purposes of this summary, a “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the U.S.;

●	a corporation created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust if (1) it is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of our common stock is a partner of a partnership holding shares of our common stock, such holder should consult his or her own tax advisor.

This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Stockholders are urged to consult their own tax advisor with respect to the application of U.S. federal income tax laws to their particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

The Reverse Stock Split is intended to be treated as a recapitalization for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in the common stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its common stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s common stock received pursuant to the Reverse Stock Split will include the holding period of the common stock surrendered in the Reverse Stock Split in exchange therefor.

In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of the common stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its common stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations. Depending on a stockholder’s individual facts and circumstances, it is possible that cash received in lieu of a fractional share could be treated as a distribution under Section 301 of the Code, so stockholders should consult their own tax advisors as to that possibility and the resulting tax consequences to them in that event.

U.S. holders that have acquired different blocks of our common stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, our common stock.

Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes with the applicable withholding agent the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides to the applicable withholding agent proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Street Name Holders of Common Stock

The Company intends for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Company’s transfer agent will adjust the record books of the company to reflect the Reverse Stock Split as of the Effective Date of the Reverse Stock Split. New certificates will not be mailed to stockholders.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Datuk Dr. Doris Wong, the Company’s Chief Executive Officer and a current member of our Board is the sole Majority Consenting Stockholder. As of the Record Date, the Majority Consenting Stockholder held 12,164,301 shares of our Common Stock, or approximately 54.6% of the Company’s outstanding Common Stock.

None of our other directors, executive officers or any associate of a director or executive officer has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter described in this Information Statement.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Cyclacel common stock and preferred stock as of May [23], 2025 by:

●	each person, or group of affiliated persons, who we know to beneficially own more than 5% of Cyclacel common stock;

●	each of our named executive officers;

●	each of our current directors; and

●	all of our current executive officers and directors as a group.

The percentage ownership information shown in the table is based on an aggregate of [22,272,346] shares of our common stock and the percentage of ownership of preferred stock is based on [135,537] shares of preferred stock outstanding as of [May 23], 2025.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of Common Stock that may be acquired by an individual or group within 60 days of [May 23], 2025 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of an individual or group but do not deem them to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of stock shown to be beneficially owned by them based on information provided to us by these stockholders.

Name of Beneficial Owners(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock(2)	Number of Shares of Preferred Stock Beneficially Owned (2)	Percentage of Preferred Stock Owned (2)
David Lazar	2,438,824	10.24%	-	-
Armistice Capital Master Fund Ltd.(3)	1,552,795	6.52%	-	-
Ho Kee Wee(4)	1,718,750	7.21%	-	-
Tan Kok Hui(5)	1,718,750	7.21%	-	-
Suria Sukses Engineering Sdn. Bhd.(6)	1,718,750	7.21%	-	-
Ho Jien Shiung(7)	1,718,750	7.21%	-	-
Datuk Dr. Doris Wong Sing Ee(8)	12,164,301	51.06%	-	-
Kiu Cu Seng	-	-	-	-
Kwang Fock Chong	-	-	-	-
Dr. Satis Waran Nair Krishnan	-	-	-	-
Inigo Angel Laurduraj	-	-	-	-
All current directors and executive officers as a group (5 people)

*	Represents beneficial ownership of less than one percent of our outstanding shares of Common Stock.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Cyclacel Pharmaceuticals, Inc., Cyclacel Pharmaceuticals, Inc., Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia.

(2)	Reflects the reverse stock split effective on May 12, 2025.
(3)	Armistice Capital Master Fund Ltd. (“Armistice”) and the Company entered into that certain Warrant Exchange Agreement dated January 2, 2025 (“Warrant Exchange Agreement”), pursuant to which they agreed to exchange certain Exchanged Warrants (as defined in the Warrant Exchange Agreement) previously acquired by Armistice for 24,844,725 shares of common stock and cash consideration. The address for Armistice is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, New York 10022. Armistice is a Cayman Islands exempted company operating as a hedge fund focused primarily on the health care and consumer sectors. We have been advised that Steven Boyd has the power to vote or direct the vote and power to dispose or to direct the disposition of all securities owned directly by Armistice. We have been advised that Armistice is a member of the Financial Industry Regulatory Authority (“FINRA”), or an independent broker-dealer, and that neither Armistice nor any of its affiliates is an affiliate or an associated person of any FINRA member or independent broker-dealer.
(4)	Based solely on the Securities Purchase Agreement dated March 21, 2025 between the Company and Ho Kee Wee, as filed within the Company’s Current Report on Form 8-K filed with the SEC on March 24, 2025 for the purchase of 250,000 shares of Series E Preferred Stock that were converted into 27,500,000 shares of common stock before the reverse stock split effective May 12, 2025.
(5)	Based solely on the Securities Purchase Agreement dated March 21, 2025 between the Company and Tan Kok Hui, as filed within the Company’s Current Report on Form 8-K filed with the SEC on March 24, 2025 for the purchase of 250,000 shares of Series E Preferred Stock that were converted into 27,500,000 shares of common stock before the reverse stock split effective May 12, 2025.
(6)	Based solely on the Securities Purchase Agreement dated March 21, 2025 between the Company and Suria Sukses Engineering Sdn. Bhd. (“Suria”), as filed within the Company’s Current Report on Form 8-K filed with the SEC on March 24, 2025 for the purchase of 250,000 shares of Series E Preferred Stock that were converted into 27,500,000 shares of common stock before the reverse stock split effective May 12, 2025. The address for Suria is 26-13A Stellar Suites, Jalan Puteri 4/7, Bandar Puteri, 47100 Puchong, Selangor, Malaysia. Suria is in the business of production of the Giant HVLS fan in Malaysia sold under the brand Suria Giant Fan. We have been advised that Chen Choon Seng has power to vote or direct the vote and power to dispose or to direct the disposition of all securities owned directly by Suria.
(7)	Based solely on the Securities Purchase Agreement dated March 21, 2025 between the Company and Ho Jien Shiung, as filed within the Company’s Current Report on Form 8-K filed with the SEC on March 24, 2025 for the purchase of 250,000 shares of Series E Preferred Stock that were converted into 27,500,000 shares of common stock before the reverse stock split effective May 12, 2025.
(8)	The Company’s Chief Executive Officer, Datuk Dr. Doris Wong Sing Ee is the Majority Stockholder referred to herein who controls the management and affairs of the Company, and currently can control matters requiring the approval by the Company’s stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of its assets, and any other significant corporate transaction.

REASONS WE USED STOCKHOLDER CONSENT AS OPPOSED TO SOLICITATION OF

STOCKHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING

The Reverse Stock Split requires stockholder approval. Stockholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholder meeting called for such purpose, or (ii) by the written consent of the holders of a majority of our voting securities. However, the latter method, while it represents the requisite stockholder approval, with regard to the Reverse Stock Split, is not deemed effective until twenty (20) days after this Information Statement has been sent to all of our stockholders giving them notice and informing them of the actions approved by such consent.

Given that we have already secured the affirmative consent of the holder of a majority of our voting securities to the a Reverse Stock Split, we determined that it would be a more efficient use of limited corporate resources to forego the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a stockholders meeting called for such a purpose, and rather proceed through the written consent of the holder of a majority of our voting securities. Spending the additional company time, money and other resources required by the proxy and meeting approach would have been potentially wasteful and, consequently, detrimental to completing these actions in a manner that is timely and efficient for our Company and our stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is www.sec.gov. We also maintain a website at https://cyclacel.com.

You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The reference to our website does not constitute incorporation by reference of the information contained on or accessible through our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

EFFECTIVE DATE

Pursuant to Rule 14c-2 under the Exchange Act, the above action to effect the approval and the Authorized Shares Increase will not be effective until a date at least 20 days after the date on which the definitive Information Statement has been mailed to the stockholders. Following such date, our board of directors will have the authority, without further action by our stockholders, to effect the Reverse Stock Split and the Reverse Stock Split Amendment, the form of which is attached hereto as Appendix A.

Even though the holders of a majority of the voting power of our capital stock have already approved the Reverse Stock Split and the Reverse Stock Split Amendment, we reserve the right not to effect any increase in our number of authorized shares of common stock if our board of directors does not deem it to be in the best interests of our stockholders. The Company believes that granting this discretion provides our board of directors with maximum flexibility to act in the best interests of our stockholders.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some bank, brokerage firm or other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of this Information Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the Information Statement to you if you contact us at: Cyclacel Pharmaceuticals, Inc., Level 10, Tower 11, Avenue 5, No. 8 Jalan Kerinchi, 59200 Kuala Lumpur, Malaysia, Attn: Corporate Secretary. You may also contact us at (908) 517-7330.

If you want to receive separate copies of the notice of Information Statement, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee record holder, or you may contact us at the above address or phone number.

MISCELLANEOUS MATTERS

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the common stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The board of directors has fixed the close of business on May 12, 2025, as the Record Date for the determination of stockholders who are entitled to receive this Information Statement.

This Information Statement is being mailed on or about May 23, 2025 to all stockholders of record as of the record date.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement that describes the purpose and effect of the above actions. Your consent to the above action is not required and is not solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Exchange Act.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

May 23, 2025	BY ORDER OF THE BOARD OF DIRECTORS

	By:	/s/ Datuk Dr. Doris Wong Sing Ee
Datuk Dr. Doris Wong Sing Ee
Chief Executive Officer and Executive Director

Appendix A

FORM OF THIRD AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYCLACEL PHARMACEUTICALS, INC.

It is hereby certified that:

FIRST:	The name of the Company is Cyclacel Pharmaceuticals, Inc. (the “Corporation”).

SECOND:

Section C of Article IV of the Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated in its entirety to read as follows:

“Effective as of [__ p.m.], New York City time, on [___] (the “Effective Time”), each [___ (__)] shares of Common Stock issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action on the part of the holder thereof be reclassified, combined and converted into one (1) share of Common Stock (the “New Common Stock”) (such reclassification, combination and conversion, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Instead, holders who would be entitled to receive fractional shares of Common Stock because they hold a number of shares not evenly divisible by the Reverse Stock Split ratio shall have their fractional share (a) round up to the nearest whole number the New Common Stock issuable to any holder who would otherwise be entitled to receive one-half or more of a fractional New Common Stock, and (b) round down to the nearest whole number the securities issuable to any holder who would otherwise be entitled to receive less than one-half of a fractional New Common Stock. For those stockholders who hold shares with a brokerage firm, the Company will round up or down fractional shares at the participant level. No cash will be paid in lieu of fractional shares. Whether or not the Reverse Stock Split would result in fractional shares for a holder of record of Old Common Stock as of the Effective Time shall be determined on the basis of the total number of shares of Old Common Stock held by such holder of record as of the Effective Time. Each stock certificate that, immediately prior to the Effective Time, represents shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, combined and converted in the Reverse Stock Split. The New Common Stock issued in the Reverse Stock Split shall have the rights, preferences and privileges as the Common Stock.”

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by to be signed by its duly authorized officer this [●] day of [●], 2025.

CYCLACEL PHARMACEUTICALS, INC.

By:
Name:	Datuk Dr. Doris Wong Sing Ee
Title:	Chief Executive Officer